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K-TRON           K-Tron International, Inc.              NEWS
                 Commerce Center
                 1810 Chapel Ave. West
                 Cherry Hill, NJ  08002
                 (609) 661-6240
                 FAX (609) 661-6241



For Release:      Immediately

Contact: Robert L. Weinberg, Senior Executive Vice President and Chief Financial Officer



           Cherry Hill, New Jersey -- June 23, 1995 -- K-Tron International, Inc. (NASDAQ - KTII) today announced that it had completed the previously-announced sale of its German subsidiary, Colortronic GmbH, to an investment group for $9 million and that, in a related development, the forbearance agreement with its U.S. banks had been extended from July 31, 1995 to February 28, 1996.

           K-Tron further announced that it had applied approximately $8 million of the Colortronic sale proceeds to pay down bank debt in Switzerland and the United States. The Colortronic stock sale also reduced the company's bank debt in Germany by approximately $14 million, resulting in a total reduction of worldwide bank debt of approximately $22 million.

           K-Tron International, Inc., through its subsidiaries, is a major producer of gravimetric and volumetric feeders and related equipment, with facilities and customers throughout the world.